As filed with the Securities and Exchange Commission on June 2, 2023

Registration Statement No. 333-187180
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Artisan Partners Asset Management Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	45-0969585 (IRS Employer identification No.)

875 E. Wisconsin Avenue, Suite 800
Milwaukee, Wisconsin 53202

(Address, including zip code, of principal executive offices)

Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan
Artisan Partners Asset Management Inc. 2013 Non-Employee Director Plan
Artisan Partners Asset Management Inc. 2023 Omnibus Incentive Compensation Plan
Artisan Partners Asset Management Inc. 2023 Non-Employee Director Plan

SARAH A. JOHNSON
Chief Legal Officer
Artisan Partners Asset Management Inc.
875 E. Wisconsin Ave., Suite 800
Milwaukee, WI 53202
(414) 390-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
CATHERINE M. CLARKIN
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
(212) 558-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Artisan Partners Asset Management Inc., a Delaware corporation (the “Registrant”), previously filed a Registration Statement on Form S-8 (File No. 333-187180) (the "Prior Registration Statement") with the Securities and Exchange Commission (the “Commission”) on March 11, 2013 with respect to 14,000,000 shares of the Registrant’s Class A common stock, $0.01 par value per share ("Class A Common Stock”), issuable under the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan (the “2013 Omnibus Plan”) and 1,000,000 shares of Class A Common Stock, issuable under the Artisan Partners Asset Management Inc. 2013 Non-Employee Director Plan (the “2013 Director Plan”, and together with the 2013 Omnibus Plan, the “2013 Plans”). The 2013 Plans have terminated in accordance with their terms, and no further awards may be granted thereunder.
On June 1, 2023 (the “Effective Date”), the Registrant’s stockholders approved the Artisan Partners Asset Management Inc. 2023 Omnibus Incentive Compensation Plan (the “2023 Omnibus Plan”) and the Artisan Partners Asset Management Inc. 2023 Non-Employee Director Plan (the “2023 Director Plan”). Pursuant to the terms of the 2023 Omnibus Plan, the total number of shares of Class A Common Stock that may be granted under the 2023 Omnibus Plan shall be equal to (i) 3,945,902, shares of Class A Common Stock plus (ii) 2,454,098 authorized shares of Class A Common Stock that previously remained for issuance under the 2013 Omnibus Plan as of the Effective Date and (iii) any shares of Class A Common Stock that are subject to or underlie awards granted under the 2013 Omnibus Plan which are forfeited (collectively, the “Omnibus Rollover Shares”). Pursuant to the terms of the 2023 Director Plan, the total number of shares of Class A Common Stock that may be granted under the 2023 Director Plan shall be (i) 133,134 shares of Class A Common Stock, plus (ii) 666,866 authorized shares of Class A Common Stock that previously remained for issuance under the 2013 Director Plan as of the Effective Date and (iii) any shares of Class A Common Stock that are subject to or underlie awards granted under the 2013 Director Plan which are forfeited (collectively, the “Director Rollover Shares”).
Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Post-Effective Amendment”) to amend the Prior Registration Statement to register the offer of the Omnibus Rollover Shares under the 2023 Omnibus Plan and the Director Rollover Shares under the 2023 Director Plan (as such shares would no longer be issuable under the 2013 Plans). The Registrant incorporates the contents of the Prior Registration Statement herein by reference.
For the avoidance of doubt, the Registrant is not registering any additional shares of Class A Common Stock on this Post-Effective Amendment that were not previously approved by the Registrant’s stockholders as of the Effective Date. The Registrant is contemporaneously filing a separate Registration Statement on Form S-8 with the Commission to register 3,945,902 shares of Class A Common Stock that were newly authorized for issuance under the 2023 Omnibus Plan and 133,134 shares of Class A Common Stock that were newly authorized for issuance under the 2023 Director Plan by the Company’s stockholders on the Effective Date.
PART I
The information specified in Item 1 and Item 2 of Part I of the registration statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the instructions to the registration statement on Form S-8. The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
Item 3. Incorporation of Certain Documents by Reference
The documents listed below, which have previously been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), are incorporated by reference in this Post-Effective Amendment (except for information in those filings that is “furnished” to, rather than “filed” with, the Commission):
(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 27, 2023 (the "Annual Report");

(b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the Commission on May 5, 2023;
(c) Current Reports on Form 8-K filed with the Commission on January 11, 2023, February 9, 2023, March 9, 2023, April 12, 2023, May 9, 2023 and June 1, 2023;
(d) The description of the Registrant’s Class A Common Stock contained in Exhibit 4.1 to the Annual Report (and any amendment or report filed for the purpose of updating such description); and
(e) All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to this Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (except for information in those filings that is “furnished” to, rather than “filed” with, the Commission).
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
The Registrant is incorporated under the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful, except that with respect to an action or suit brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees) in connection with the defense or settlement of such action or suit. The Registrant’s restated certificate of incorporation provides that it shall indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s amended and restated bylaws provide for similar indemnification of, and advancement of expenses to, its directors, officers, employees and agents and members of its stockholders committee.
Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s restated certificate of incorporation provides for such limitations on liability for its directors.
The Registrant’s subsidiary, Artisan Partners Holdings LP, will indemnify and advance expenses to Artisan Investment Corporation, as its former general partner, former members of its pre-IPO advisory committee, members of the Registrant’s stockholders committee, the Registrant’s directors and officers, and its officers and employees against any liability and expenses incurred by them as a result of the capacities in which they serve or served Artisan Partners Holdings LP.

The Registrant maintains liability insurance for its directors and officers. Such insurance is available to its directors and officers in accordance with its terms.
The Registrant has entered into indemnification agreements with its directors and executive officers and each member of its stockholders committee, pursuant to which the Registrant will indemnify these individuals to the fullest extent permitted by Delaware law in connection with their service in such capacities.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits

Exhibit Number	Exhibit
4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015)
4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015)
5.1	Opinion of Sullivan & Cromwell LLP*
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (set forth on the signature page)
* Filed herewith.
Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material changes to such information in the Registration Statement;
provided, however, paragraphs (a)(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 2, 2023.

Artisan Partners Asset Management Inc.

By:	/s/ Eric R. Colson
Name:	Eric R. Colson
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on June 2, 2023.

Signature	Title

/s/ Eric R. Colson	Chief Executive Officer and Director (principal executive officer)
Eric R. Colson
/s/ Charles J. Daley, Jr.	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)
Charles J. Daley, Jr.
/s/ Jennifer A. Barbetta
Jennifer A. Barbetta	Director
/s/ Matthew R. Barger
Matthew R. Barger	Director
/s/ Tench Coxe
Tench Coxe	Director
/s/ Stephanie G. DiMarco
Stephanie G. DiMarco	Chair of the Board
/s/ Jeffrey A. Joerres
Jeffrey A. Joerres	Director
/s/ Saloni S. Multani
Saloni S. Multani	Director
/s/ Andrew A. Ziegler
Andrew A. Ziegler	Director